SUBSCRIPTION AGREEMENT

This Subscription Agreement is hereby made as of the 10th day of June 2014, by and between NexPoint Capital, Inc., a Delaware corporation (the “Company”), and NexPoint Advisors, L.P., a Delaware limited partnership (the “Subscriber”).

WHEREAS, the Company is a newly formed, closed-end, non-diversified management investment company that intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended;

WHEREAS, the Subscriber intends to enter into an investment advisory agreement pursuant to which the Subscriber will serve as the investment adviser to the Company; and

WHEREAS, in the event the Company’s the registration statement on Form N-2 (file no. 333-196096) (the “Registration Statement”) is declared effective by the U.S. Securities and Exchange Commission (the “SEC”), the Subscriber wishes to subscribe for and purchase from the Company, and the Company wishes to issue and sell to the Subscriber, 1,065,217.39 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for a purchase price of $9.20 per Share, or an aggregate purchase price of $9,800,000.

NOW, THEREFORE, the Company and the Subscriber agree as follows:

1.	Upon the Registration Statement being declared effective by the SEC, the Subscriber subscribes for and agrees to purchase from the Company the Shares for a purchase price of $9.20 per Share and an aggregate purchase price of $9,800,000. The Subscriber hereby agrees to pay for the Shares at the time of purchase upon demand for payment made by an officer of the Company. For the avoidance of doubt, the Subscriber has no obligation to subscribe for or purchase the Shares unless and until the Registration Statement is declared effective by the SEC.

2.	The Company agrees to issue and sell the Shares to the Subscriber promptly upon its receipt of the aggregate purchase price.

3.	To induce the Company to accept its subscription and issue the Shares, the Subscriber represents:

a.	That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or registered or qualified under the securities laws of any state;

b.	That the Shares will be sold by the Company in reliance on the exemption from registration set forth in Regulation D under the Securities Act;

c.	That the Company’s reliance upon such exemption from the registration requirements of the Securities Act is predicated, in part, on the representations and agreements contained in this Subscription Agreement;

d.	That, when issued, the Shares shall be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and cannot be sold or transferred by the Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from registration under the Securities Act is available; and

e.	That the Company makes no representation or warranty as to the availability to the Subscriber of any exemption from the registration provisions of the Securities Act pursuant to which the Subscriber may resell the Shares.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice regarding certain restrictions on the transferability of the Shares.

4.	To further induce the Company to accept its subscription and issue the Shares subscribed for, the Subscriber:

a.	Represents and warrants that the Shares are being and will be acquired for investment purposes for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

b.	Acknowledges that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act;

c.	Acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Company operates) as to be capable of evaluating the merits and risks of the investments in the Shares.; and

d.	Agrees that any certificates representing the Shares may bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available; and

5.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of each of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

6.	This Subscription Agreement is executed on behalf of the Company by an officer of the Company as an officer and not individually, and the obligations imposed upon the Company by this Subscription Agreement are not binding upon any of the Company’s Directors, officers or stockholders individually, but are binding only upon the assets and property of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Subscriber have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

NEXPOINT CAPITAL, INC.

By:	/S/ BRIAN MITTS
Name: Title:	Brian Mitts Vice President

NEXPOINT ADVISORS, L.P.

By:	/S/ BRIAN MITTS
Name: Title:	Brian Mitts Secretary

[Signature Page to Subscription Agreement]